Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Board of Directors
 Southcoast Financial Corporation

We consent to the incorporation by reference into the Registration Statements on Form S-8 filed by Southcoast Financial Corporation in connection with the Southcoast Financial Corporation 2010 Employee Stock Purchase Plan (Registration Statement No. 333-167828) the Southcoast Financial Corporation 2005 Employee Stock Purchase Plan (Registration Statement No. 333-128197) and the Southcoast Financial Corporation 1999 Stock Option Plan (Registration Statement No. 333-106154) of our report, dated March 10, 2011, relating to our audit of the consolidated financial statements of Southcoast Financial Corporation and subsidiaries for the year ended December 31, 2010, which appear in this Annual Report on Form 10-K of Southcoast Financial Corporation for the year ended December 31, 2011.

 /s/ Elliott Davis LLC

Elliott Davis LLC
Charleston, South Carolina
March 16, 2012